As filed with the Securities and Exchange Commission on August 16, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

JABIL CIRCUIT, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-1886260
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

10560 Ninth Street North, St. Petersburg, Florida	33716
(Address of Principal Executive Office)	(Zip Code)

JABIL CIRCUIT, INC.
2002 STOCK INCENTIVE PLAN

(Full title of the plan)

Robert L. Paver, Esq.
Secretary and General Counsel
Jabil Circuit, Inc.
10560 Ninth Street North
St. Petersburg, Florida 33716
(Name and address of agent for service)
(727) 577-9749
 (Telephone number, including area code, of agent for service)

Copies of all communications to:

Chester E. Bacheller, Esq.
Holland & Knight LLP
400 North Ashley Drive, Suite 2300
Tampa, Florida 33602
Phone: (813) 227-6431
Fax: (813) 229-0134

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	maximum	Amount of
Securities	to be	offering price	aggregate	registration
to be registered	Registered(2)	per unit(3)	offering price(3)	fee (4)

Common Stock, par value	7,464,080	$17.42	$130,024,274	$11,224
$0.001 per share reserved
under 2002 Stock
Incentive Plan(1)

(1)Including preferred stock purchase rights issued under the Registrant’s Stockholder Rights Plan, dated October 19, 2001.
(2)The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions
(3)Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the registrant as reported on the New York Stock Exchange on August 12, 2002.
(4)An aggregate of 464,080 shares of the shares being registered under the 2002 Stock Incentive Plan are shares that were previously registered under the Jabil Circuit, Inc. 1992 Stock Option Plan on the Registration Statements on Form S-8 (Registration No. 333-50748). The registration fee paid at that time was $5497.00. Pursuant to Instruction E to Form S-8, the registrant is transferring 464,080 shares from that prior registration statement. The registrant has filed a post-effective amendment to the prior registration statement deregistering those shares.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Registrant, Jabil Circuit, Inc., a Delaware corporation, are incorporated by reference in this Registration Statement.

     (a)  The Registrant’s Annual Report on Form 10-K for the year ended August 31, 2001 (including information specifically incorporated by reference into the Registrant’s Form 10-K from the Registrant’s definitive Proxy Statement).

     (b)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2001.

     (c)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2002.

     (d)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2002.

     (e)  The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated April 28, 1998, filed pursuant to Section 12(g) of the Securities and Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     (f)  The description of preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A, filed on October 19, 2001, including any amendment or report filed for the purpose of updating such description.

     (g)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is a Delaware corporation. The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     In addition, the Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by Delaware law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Registrant’s Bylaws permit, and its Board of Directors has authorized, the purchase of liability insurance for the Registrant’s officers and directors.

     The Registrant has entered into separate indemnification agreements with its directors and officers. These agreements require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the director or officer believed to be opposed to the best interests of the Registrant), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified (subject to certain conditions), and to obtain liability insurance for any director with terms of insurance no less favorable than those provided to any other director of the Registrant, and for any officer with terms of insurance no less favorable than those provided to any other officer of the Registrant. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. The Registrant believes that its Amended and Restated Certificate of Incorporation, Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     4.1 Jabil Circuit, Inc. 2002 Stock Incentive Plan.

     5.1 Opinion of Holland & Knight LLP re legality of the Common Stock.

     23.1 Consent of Holland & Knight LLP (included in Exhibit 5.1).

     23.2 Independent Auditors’ Consent.

     23.3 Independent Auditor’s Consent.

     24.1 Powers of Attorney (included on signature page).

ITEM 9. UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Jabil Circuit, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on August 16, 2002.

JABIL CIRCUIT, INC

By:	/s/ Timothy L. Main

Timothy L. Main, Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of Jabil Circuit, Inc., hereby severally constitute and appoint Chris A. Lewis and Robert L. Paver, each acting alone as an attorney-in-fact with the full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ William D. Morean	Chairman of the Board of Directors	August 16, 2002

William D. Morean

By:	/s/ Thomas A. Sansone	Vice Chairman of the Board of Directors	August 16, 2002

Thomas A. Sansone

By:	/s/ Timothy L. Main	Chief Executive Officer (Principal Executive Officer)	August 16, 2002

Timothy L. Main

By:	/s/ Chris A. Lewis	Chief Financial Officer (Principal Financial and	August 16, 2002
Accounting Officer)
Chris A. Lewis

By:	/s/ Lawrence J. Murphy	Director	August 16, 2002

Lawrence J. Murphy

By:	/s/ Mel S. Lavitt	Director	August 16, 2002

Mel S. Lavitt

By:	/s/ Steven A. Raymond	Director	August 16, 2002

Steven A. Raymund

By:	/s/ Frank A. Newman	Director	August 16, 2002

Frank A. Newman

By:	/s/ Laurence S. Grafstein	Director	August 16, 2002

Laurence S. Grafstein

INDEX OF EXHIBITS

4.1	Jabil Circuit, Inc. 2002 Stock Incentive Plan.

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Independent Auditors’ Consent.

23.3	Independent Auditors' Consent

24.1	Powers of Attorney (included on signature page).